EXHIBIT 99

NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300

CITIZENS FIRST BANCORP, INC.
ANNOUNCES EARNINGS FIRST QUARTER RESULTS FOR 2005
AND $0.09 PER SHARE CASH DIVIDEND

FOR IMMEDIATE RELEASE:

     PORT HURON, MICHIGAN, APRIL 28, 2005. Citizens First Bancorp, Inc. (the “Company”)(Nasdaq: CTZN), the holding company for Citizens First Savings Bank (“Citizens”)and Metrobank (“Metrobank”), today announced that it earned $2.0 million, or $.25 per share, for the quarter ended March 31, 2005, as compared to net income of $1.9 million, or $0.24 per share, for the quarter ended March 31, 2004. This 6.6% increase in net income was primarily due to increased interest income from commercial loan activities. The Company’s book value per share at March 31, 2005, and December 31, 2004, was $19.36 and $19.19 respectively.

Dividends

     On April 28, 2005 the Company’s Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on May 20, 2005 to stockholders of record on May 6, 2005.

Financial Condition

     Total assets increased $71.0 million, or 5.1%, from $1.393 billion at December 31, 2004 to $1.464 billion at March 31, 2005. The growth in assets was primarily a result of loan growth of $54.6 million, or 4.6%, to $1.240 billion at March 31, 2005 compared to $1.185 billion at December 31, 2004.

     “The balanced growth that we have worked diligently to achieve in all of our lines of business has positioned us well in the current interest rate environment,” said Marshall J. Campbell, Chairman, President and CEO. “Our customers, stockholders and employees are benefiting from the investment in our core business.”

     Total deposits increased $39.0 million from $933.1 million at December 31, 2004 to $972.1 million at March 31, 2005. For the same period, FHLB and other borrowings increased $30.6 million, or 10.6%, to $318.4 million as a result of increased borrowings to fund loan growth.

     Total nonperforming assets decreased $4.4 million, or 38.0%, to $7.2 million at March 31, 2005 from $11.7 million at December 31, 2004.

Nonperforming assets as a percentage of total assets decreased to 0.49% at March 31, 2005 compared to 0.84% at December 31, 2004. Additionally, allowance for loan losses as a percentage of total loans decreased to 1.10% at March 31, 2005 compared to 1.19% at December 31, 2005. The improvements in the Company’s asset quality ratios are a result of a revision to our policy on the classification of nonperforming assets. Previous to January 1, 2005, our policy stated that nonperforming loans had to demonstrate a current payment status for a period of 90 days once the credit reached 90 days past due to be reclassified as a performing loan. The Company amended its policy to reclassify the loans as performing, once they become current, as this data provided management more useful information about the quality of our loan portfolio.

Results of Operations

     Net interest income before provision for loan losses increased $1.6 million, or 15.1%, to $12.0 million for the three months ended March 31, 2005, from $10.4 million for the three months ended March 31, 2004. “The increases in our net interest margin were due primarily to the increased volume of activity in the commercial banking department and as a result of rising interest rates. We expect rates to rise slightly during the remainder of 2005 and, as such, continued growth in our net interest margin over last year,” commented Mr. Campbell.

     Noninterest income increased $289,000 for the three months ended March 31, 2005 compared to the same period last year primarily due to a $269,000 increase in service charges and other fees. “Our efforts in increasing this source of income to the Company continue as we develop new products to benefit our customers. Courier First, our mobile van service that speeds the handling of deposits for our customers, continues to attract new customers to our institution. Additionally, our new internet website was recently launched and has exceeded our customers’ expectations,” stated Mr. Campbell.

     Noninterest expense increased $1.4 million for the three months ended March 31, 2005 compared to the same period last year primarily due to a $531,000, or 12.5%, increase in compensation, payroll taxes and employee benefit expenses. This increase was partially due to increases in staff levels at various loan production offices and one-time costs incurred with the reduction of personnel at Metrobank. As management continues to evaluate the staffing levels necessary for the continued combination of Metrobank processes into Citizens, we expect expenses in compensation to increase through the third quarter of 2005 as a result of severance packages provided to departing employees, offset by efficiencies obtained as a result of such efforts. Also contributing to the increase in noninterest expense was a $146,000 increase in office occupancy expense due to the construction of additional banking centers and leases in Macomb and Lapeer counties and a $448,000 increase in professional fees as a result of Sarbanes-Oxley Act requirements.

     “We are encouraged about our results of operations for the first quarter of 2005 in relation to our long term growth strategy and our investment in the communities in which we serve. Our focus will continue to manage noninterest expenses in relation to our forecasted growth throughout 2005,” concluded Mr. Campbell.

     Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank and Metrobank, currently serves its customers from 20 full service-banking and 4 loan productions offices in St. Clair, Sanilac, Huron, Lapeer, Macomb, Livingston and Oakland counties.

     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	March 31,	December 31,
	2005	2004

Total cash and cash equivalents	$37,562	$27,937

Securities available for sale	101,881	97,828

Loans held for sale	—	192

Loans, net	1,239,537	1,184,968

Federal Home Loan Bank Stock	14,700	13,536

Other assets	35,317	35,123

Premises and equipment, net	35,403	33,780

Total Assets	$1,464,400	$1,393,364

Deposits	$972,064	$933,104

FHLB advances and federal funds purchased	308,355	277,736

Bank line of credit	10,000	10,000

Other Liabilities	9,651	9,630

Total Liabilities	1,300,070	1,230,470

Stockholders’ Equity	164,330	162,894

Total Liabilities and Stockholders’ Equity	$1,464,400	$1,393,364

CITIZENS FIRST BANCORP, INC.

RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA):

	Unaudited
	For Quarter Ended
	March 31,

	2005	2004

Net Interest Income	$12,014	$10,437

Provision for Loan Losses	480	90

Net Interest Income after provision	11,534	10,347

Total Noninterest Income	2,284	1,995

Total Noninterest Expense	10,845	9,459

Income before Income Taxes	2,973	2,883

Income Tax Expense	965	999

Net Income	$2,008	$1,884

Net Interest Margin	3.61%	3.59%

Return on Average Assets	0.57%	0.59%

Return on Average Equity	4.87%	4.68%

Basic Earnings Per Share	$0.25	$0.24

Diluted Earnings Per Share	$0.25	$0.24